UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6615	95-2594729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 352-7300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 1, 2019, Superior Industries International, Inc. (the “Company”) announced the appointment of Majdi B. Abulaban as its President and Chief Executive Officer, effective May 15, 2019 (the “Start Date”). The Company entered into an Executive Employment Agreement with Mr. Abulaban (the “Employment Agreement”), effective as of the Start Date, and Mr. Abulaban will be appointed to the Board of Directors of the Company (the “Board”), effective as of the Start Date.

Mr. Abulaban, 55, was previously employed by Aptiv PLC (formerly Delphi Automotive) (NYSE: APTV) (“Aptiv”), a technology company that develops safer, greener and more connected solutions for a diverse array of global customers, from 1985 to April 2019, most recently as Senior Vice President and Group President, Global Signal and Power Solutions Segment from January 2017 to April 2019. From February 2012 to January 2017, Mr. Abuluban served as the Senior Vice President and Group President, Global Electrical and Electronic Architecture Segment and President of Aptiv Asia Pacific. Prior to that, Mr. Abulaban held various business unit leadership positions with Delphi in China, Singapore and the United States. Mr. Abulaban is currently a member of the Board of Directors of SPX FLOW, Inc. (NYSE: FLOW), a global supplier of highly specialized, engineered solutions. Mr. Abulaban holds a bachelor’s degree in mechanical engineering from the University of Pittsburgh and a Master of Business Administration from the Weatherhead School of Management at Case Western Reserve University.

There are no family relationships between Mr. Abulaban and any of the directors and executive officers of the Company, nor are there transactions in which Mr. Abulaban has an interest requiring disclosure under Item 404(a) of Regulation S-K. Except for the Employment Agreement, there are no arrangements or understandings between Mr. Abulaban and the Company, its officers or directors, or, to the Company’s knowledge, any other person, pursuant to which Mr. Abulaban was appointed to the Board. As an officer of the Company, Mr. Abulaban has not been appointed to any standing committee of the Board.

The Employment Agreement is subject to an initial two-year term, with one-year automatic renewals thereafter. The Employment Agreement provides Mr. Abulaban with an initial annual base salary of $800,000 and eligibility to receive annual cash performance bonuses with target and maximum opportunities of 125% and 250% of his annual base salary, respectively, subject to a minimum amount for the 2019 fiscal year of $625,000. In addition, Mr. Abulaban is eligible to receive severance payments and benefits upon certain terminations of his employment with the Company pursuant to the terms of the Employment Agreement.

In connection with the commencement of Mr. Abulaban’s employment with the Company, Mr. Abulaban will receive the following equity awards pursuant to the Superior Industries International, Inc. 2019 Inducement Grant Plan (the “Inducement Plan”): (i) an initial award (the “Initial Stock Grant”) consisting of (A) 666,667 performance-vested restricted stock units (“PRSUs”) at target, vesting in three approximately equal installments to the extent that the performance metrics are satisfied during each of three performance periods and (B) 333,333 time-vested restricted stock units (“RSUs”), vesting in approximately equal installments on February 28, 2020, 2021 and 2022; (ii) a regular 2019-2021 PRSU grant, with the target number of PRSUs to be equal to $1,600,000 divided by the closing price per share of the Company’s common stock on the Start Date, which will vest to the extent that the performance metrics are satisfied; and (iii) a regular 2019 RSU grant, with the number of RSUs to be equal to $800,000 divided by the closing price per share of the Company’s common stock on the Start Date, vesting in approximately equal installments on February 28, 2020, 2021 and 2022. The Initial Stock Grant is intended to replace certain equity awards that were forfeited by Mr. Abulaban upon his resignation from Aptiv. The PRSU awards may be earned at up to 200% of target depending on the level of achievement of the performance metrics.

Contemporaneously with the effectiveness of Mr. Abulaban’s appointment as President and Chief Executive Officer of the Company, Timothy C. McQuay will cease serving as interim Executive Chairman of the Board but will remain Chairman of the Board.

Mr. Abulaban will also receive indemnification to the fullest extent permitted under Delaware General Corporation Law and the Company’s Bylaws, under which the Company indemnifies, defends and holds harmless its officers and directors from and against losses and expenses as a result of service as a director or officer of the Company, and concurrently with commencement of his employment with the Company, the Company and Mr. Abulaban will enter into an indemnification agreement (the “Indemnification Agreement”).

The descriptions of the Employment Agreement, the awards to be granted to Mr. Abulaban under the Inducement Plan and the Indemnification Agreement are qualified in their entirety by reference to the full text of such agreements (or forms thereof), copies of which are filed herewith as exhibits, and are incorporated by reference herein. A copy of the press release issued by the Company on April 1, 2019 announcing Mr. Abulaban’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Executive Employment Agreement, dated March 28, 2019, between Superior Industries International, Inc. and Majdi B. Abulaban, including forms of award agreements to be granted under the Inducement Plan

10.2	Form of Indemnification Agreement

99.1	Press Release announcing the appointment of Mr. Abulaban, issued April 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Date: April 1, 2019	By: /s/ Matti Masanovich
Matti Masanovich
Executive Vice President and Chief Financial Officer